Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE	CONTACT:	BRIEN M. CHASE, CFO
MARCH 4, 2015		304-525-1600

PREMIER FINANCIAL BANCORP, INC.
ANNOUNCES 2014 ANNUAL FINANCIAL RESULTS

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/GMS-PFBI), a $1.3 billion bank holding company with two bank subsidiaries, announced its financial results for the 2014 calendar year.  Premier realized annual net income of $13,150,000 ($1.46 per diluted share) during the year ending December 31, 2014, a $79,000, or 0.6%, decrease from the $13,229,000 ($1.49 per diluted share) reported for the year ending December 31, 2013.  Net income remained relatively consistent in 2014 when compared to 2013 results, as decreases in 2014 pretax income from a lower level of gains on securities transactions, a higher provision for loan losses in 2014 (versus a negative provision for loan losses in 2013) and higher employee benefit costs were substantially offset by the pretax income from the operations of the newly acquired Bank of Gassaway locations, overall lower interest expense in 2014 and net gains on the sale of other real estate owned (“OREO”) in 2014 versus net writedowns of OREO in 2013.  Premier Bank, a wholly owned subsidiary of Premier, purchased the Bank of Gassaway (“Gassaway”), a $201.5 million bank with five locations on April 4, 2014 for $20.3 million.  The operating results of Gassaway’s five branch locations are included in the financial results of Premier only after that date.

Net interest income for the year ending December 31, 2014 totaled $48.414 million, compared to $43.695 million of net interest income earned during 2013, an increase of $4.719 million, or 10.8%.  Total interest income in 2014 increased by $4.280 million, or 8.8%, when compared to 2013, largely due to a $4.788 million, or 11.4%, increase in interest income on loans partially offset by a $536,000, or 8.7%, decrease in interest income on investments.  The increase in interest income on loans in 2014 includes approximately $4.386 million of interest income on loans acquired via the purchase of Gassaway.  Aiding the 10.8% increase in net interest income in 2014 is a $439,000, or 9.2%, decrease in total interest expense when compared to 2013.  The decrease in total interest expense was largely due to a $350,000, or 8.6%, decrease in interest expense on deposits as well as a $4,000 decrease in interest expense on federal funds purchased and repurchase agreements, and an $86,000 decrease in interest expense on other borrowings at the parent company.  The decrease in interest expense on deposits in 2014 includes approximately $251,000 of additional interest expense related to the deposits assumed via the purchase of Gassaway.  Otherwise, interest expense on deposits would have decreased by $601,000, or 14.7%, in 2014 when compared to 2013.

During 2014, Premier recorded $534,000 of provision for loan losses compared to a $375,000 negative provision for loan losses in 2013.  During 2013, Premier received substantial principal payments and payoffs on loans classified as impaired which resulted in the direct reduction of the estimated required allowance on impaired loans.  These reductions exceeded the estimated additional provision for loan losses needed to provide for the loan growth realized in 2013.  The result was a net $375,000 negative provision for loan losses for the 2013 calendar year.  Provision expense in 2014 was largely to provide for an increase in credit risk as a result of internal loan growth as loans outstanding increased by an additional $43.8 million, or 5.9%, after excluding the $95.1 million of loans acquired via the purchase of Gassaway.  The loans acquired from the purchase of Gassaway were recorded at their estimated fair value on the date of acquisition, including an estimate of credit risk within the loan portfolio.  Since their acquisition on April 4, 2014, there has been little deterioration in the estimated credit quality of the acquired portfolio and thus no significant amount of provision for loan losses has been deemed needed for these loans.  As the pace of economic recovery continues to be sluggish in Premier’s markets, the ability of borrowers to consistently make their loan payments is increasingly being tested.  The amount of future provisions for loan losses will depend on any future improvement or further deterioration in the estimated credit risk in the loan portfolio as well as whether additional payments are received on loans previously identified as having significant credit risk.  Net charge-offs in 2014 returned to more normal level, increasing by $1.1 million as Premier recorded only $86,000 of charge-offs, net of recoveries in 2013.

Net overhead costs (non-interest expenses less non-interest income) for the calendar year 2014 totaled $27.589 million compared to $24.850 million in the year 2013.  The $2.739 million increase in net overhead costs is largely due to the inclusion of the operations of Gassaway since its acquisition in April 2014.  However, while net overhead costs increased by 11.0% for the year in 2014, the ratio of net overhead to average earning assets remained relatively unchanged in 2014 at 2.42%, compared to 2.41% during the prior year.  Non-interest income increased by $582,000, or 9.2%, in 2014 when compared to 2013 as a $219,000, or 6.5% increase in service charges on deposit accounts and a $419,000, or 20.8%, increase in electronic banking income more than offset a $40,000, or 15.6%, decrease in income from selling mortgages in the secondary market and a $16,000, or 2.3%, decrease in other non-interest income.  Much of the increase in non-interest income is a result of the inclusion of the operations of Gassaway since April 2014.  Non-interest expenses increased by $3.321 million, or 10.7%, in 2014 when compared to 2013.  Substantial increases in expense include a $3.025 million, or 20.1%, increase in staff costs, a $675,000, or 15.6% increase in occupancy and equipment expenses, a $685,000, or 20.3%, increase in data processing costs, a $218,000, or 36.3%, increase in amortization of intangible assets. and a $672,000, or 21.5% increase in other non-interest expenses.  A substantial portion of the increase in non-interest expenses is a result of the inclusion of the operations of Gassaway since April 2014, increased benefits costs, and an increase in data processing product offerings such as mobile banking.  These increases more than offset a $1.695 million, or 91.5%, decrease in expenses on foreclosed properties (other real estate owned, or “OREO”), a $138,000, or 15.3%, decrease in professional fees and a $113,000, or 16.5%, decrease in taxes not on income.  The decrease in OREO expenses is largely due to the recognition of gains on the sale of OREO properties in 2014 compared to higher carrying costs and writedowns of OREO values in 2013.

Not included in net overhead costs, but improving net income for both years, Premier also realized $1.413 million of gains on early calls and sales of investment securities in 2013 compared to just $29,000 in gains on the sales of investment securities in 2014.

President and CEO Robert W. Walker commented, “We are pleased to report another successful year of over $13 million of net income.  Furthermore, we have been able to replace the non-sustainable income items in 2013 such as gains from the sales of investment securities and negative provisions for loan losses with core operational earnings in 2014 as a result of our purchase of the Bank of Gassaway in the spring of 2014.  Our net interest margin for 2014 remained above peer level at 4.27% compared to 4.26% in 2013.  Our loan portfolio grew for the third year in a row.  Even after excluding the loans acquired via the purchase of Gassaway, loans increased in 2014 by over $43.8 million or 5.9% compared to December 31, 2013.  At the same time, our non-accrual loans decreased by $3.9 million, or 23.6%, to $12.7 million at December 31, 2014 following a $9.2 million decrease in non-accrual loans during 2013.  Similarly, loans past due 90 days or more and still accruing decreased by $7.2 million, or 85.1%, to $1.3 million at December 31, 2014.  The inclusion of the operations of Gassaway has naturally added to our non-interest income and our non-interest expenses.  Yet the ratio of net overhead costs to average earning assets remained virtually unchanged in 2014 compared to 2013 results at 2.42%.  Premier’s future results will still be subject to the strengths and weaknesses of our local and national economy; however, we continue to be excited about our future and look forward to meeting its challenges.”

For the quarter ending December 31, 2014, Premier realized net income of $3,229,000 compared to $3,690,000 of net income reported for the fourth quarter of 2013.  On a diluted per share basis, Premier earned $0.37 during the fourth quarter of 2014 compared to $0.41 reported for the fourth quarter of 2013.  The decrease in quarterly earnings in 2014 was primarily the result of increases in 2013 pretax income from $925,000 of negative provisions for loan losses and $1.193 million of gains from the sale of investments that did not repeat in 2014.  In comparison, Premier recorded $387,000 of provision expense in the fourth quarter of 2014 and a $1,000 gain on the sale of investments.  These two items alone account for a $2.504 million decrease in pretax income in the fourth quarter of 2014 compared to the same quarter of 2013.  Otherwise, Premier realized a $1.697 million increase in pretax income during the fourth quarter of 2014 as more fully described below.

Net interest income for the quarter ending December 31, 2014 totaled $12.305 million, compared to $10.435 million of net interest income earned in the fourth quarter of 2013.  When compared to the fourth quarter of 2013, net interest income increased in 2014 by $1.870 million, or 17.9%, as a $1.844 million, or 16.0%, increase in interest income was complemented by a $26,000, or 2.3%, decrease in interest expense.  Total interest income earned in the fourth quarter of 2014 increased when compared to the fourth quarter of 2013, largely due to a $1.888 million, or 18.7%, increase in interest income on loans, which more than offset a $42,000, or 3.0%, decrease in interest income on investments.  The increase in interest income on loans includes approximately $1.576 million of interest income on the loans acquired from the purchase of Gassaway.  Total interest expense in the fourth quarter of 2014 decreased when compared to the fourth quarter of 2013, largely due to a $11,000, or 1.2%, decrease in interest expense on deposits and a $16,000, or 10.5%, decrease in interest expense on other borrowings.  The decrease in interest expense on deposits includes approximately $78,000 of additional interest expense on the deposits acquired via the purchase of Gassaway.  Otherwise, interest expense on deposit would have decreased by $89,000, or 9.4%, in the fourth quarter of 2014 when compared to the same quarter of 2013.

During the quarter ending December 31, 2014, Premier recorded $387,000 of provision for loan losses expense compared to $925,000 of negative provision for loan losses during the same quarter of 2013.  The negative provision expense recorded in the fourth quarter of 2013 was due to the payoff of a loan previously classified as impaired and principal payments on other loans classified as impaired, all of which had lower specific allocations of the allowance for loan losses at year-end.  The provision expense in the fourth quarter of 2014 was largely to provide for an increase in credit risk as a result of internal loan growth, as loans outstanding increased by approximately $25.3 million, or 3.0% since September 30, 2014.  The amount of future provisions for loan losses will depend on any future improvement or further deterioration in the estimated credit risk in the loan portfolio, as well as whether additional payments are received on loans previously identified as having significant credit risk.

Net overhead costs for the quarter ending December 31, 2014 totaled $7.012 million compared to $6.839 million in the fourth quarter of 2013.  The $173,000 increase in net overhead, when compared to the fourth quarter of 2013, is largely attributable to a $525,000, or 6.3%, increase in non-interest expense substantially offset by a $352,000, or 22.6%, increase in non-interest income.  Increases in non-interest income include a $176,000, or 21.0%, increase in service charges on deposit accounts, a $123,000, or 23.8%, increase in electronic banking income and a $29,000, or 64.4%, increase in secondary market mortgage income.  A large portion of these increases are the result of the inclusion of the operations of the five branches acquired via the purchase of Gassaway on April 4, 2014.  Increases in non-interest expenses include a $946,000, or 24.5%, increase in salary and benefit costs, an $186,000, or 17.2%, increase in occupancy and equipment expenses, a $219,000, or 25.4%, increase in data processing costs, and an $81,000, or 56.3%, increase in the amortization of intangible assets.  A large portion of the increase in these expenses is the result of the inclusion of the operations of the five branches from the purchase of Gassaway.  These increases were partially offset by a $995,000 decrease in OREO expenses and a $108,000 decrease in taxes not on income.  The decrease in OREO expenses is largely due to the recognition of gains on the sale of OREO properties in 2014 compared to higher carrying costs and writedowns of OREO values in 2013.

Not included in net overhead costs, but improving net income in the fourth quarter of each year, Premier also realized a $1.193 million gain on the sale of investment securities during the fourth quarter of 2013 compared to a $1,000 gain on the sale of investment securities during the fourth quarter of 2014.

Total assets as of December 31, 2014 increased by $152.6 million, or 13.9%, to $1.253 billion from the $1.100 billion of total assets at year-end 2013.  The increase in assets is largely due to the purchase of Gassaway in April 2014, which added approximately $185.5 million in total assets (net of the $20.3 million cash purchase price), $95.1 million in net loans, $184.6 million in total deposits, $38.7 million in investment securities and $41.0 million of liquid assets (net of the $20.3 million cash purchase price.)  Since 2013 year-end, investment securities have increased by $11.7 million, or 5.4%, largely due to the investment portfolio acquired from Gassaway.  The increase as a result of including Gassaway’s investment portfolio has been partially offset by monthly payments on mortgage-backed investments, sales of investments as part of Premier’s interest rate risk strategies and scheduled maturities of investments.  Total loans outstanding have increased by $138.9 million, or 18.8%, since year-end, largely due to the $95.1 million of loans from the Gassaway purchase but also due to an increase in new loan demand.  Total deposits have increased by $151.2 million since year-end, as the $184.6 million in deposits assumed from the Gassaway purchase have been reduced by approximately $33.3 million of deposit withdrawals during the year.

Stockholders’ equity of $145.8 million equaled 11.6% of total assets at December 31, 2014, which compares to shareholders’ equity of $146.9 million or 13.4% of total assets at December 31, 2013.  While total shareholders’ equity decreased slightly in 2014, the ratio to total assets decreased as a result of the Gassaway acquisition as well as the redemption of the final $12.0 million of Premier’s Series A Preferred Stock in the latter half of 2014.  Per the terms of the acquisition agreement, Premier Bank paid cash to purchase Gassaway and no equity was issued by the Company.  As a result, total assets increased by approximately $185.5 million (on acquisition date) with no increase in total shareholders’ equity.  Offsetting the decrease in total stockholders’ equity from the $12.0 million redemption of the Series A Preferred Stock, common stockholders’ equity increased by $10.8 million largely due to the $13.2 million of net income earned during 2014. Other items affecting common stockholders’ equity include $4.9 million of dividends paid to common stockholders, $553,000 of preferred stock dividends and a $2.1 million, net of tax, increase in the market value of the investment portfolio available for sale.

Certain Statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Following is a summary of the financial highlights for Premier as of and for the periods ending December 31, 2014.

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights
Dollars in Thousands (except per share data)

	For the Quarter Ended		For the Year Ended
	Dec 31	Dec 31	Dec 31	Dec 31
	2014	2013	2014	2013
Interest Income	13,390	11,546	52,750	48,470
Interest Expense	1,085	1,111	4,336	4,775
Net Interest Income	12,305	10,435	48,414	43,695
Provision for Loan Losses	387	(925)	534	(375)
Net Interest Income after Provision	11,918	11,360	47,880	44,070
Non-Interest Income	1,907	1,555	6,901	6,319
Gain on Sale of Assets	1	1,193	29	1,413
Non-Interest Expenses	8,919	8,394	34,490	31,169
Income Before Taxes	4,907	5,714	20,320	20,633
Income Taxes	1,678	2,024	7,170	7,404
NET INCOME	3,229	3,690	13,150	13,229
Preferred Stock Dividends and Accretion	(63)	(164)	(598)	(659)
Net Income Available to Common Stockholders	3,166	3,526	12,552	12,570

EARNINGS PER SHARE	0.39	0.44	1.55	1.57
DILUTED EARNINGS PER SHARE	0.37	0.41	1.46	1.49
DIVIDENDS PER SHARE	0.13	0.11	0.60	0.44

Charge-offs	280	314	1,601	909
Recoveries	60	94	387	823
Net charge-offs	220	220	1,214	86

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights (continued)
Dollars in Thousands (except per share data)

	Balances as of
	December 31	December 31
	2014	2013
ASSETS
Cash and Due From Banks	35,147	27,378
Interest Bearing Bank Balances	35,251	36,606
Federal Funds Sold	4,986	12,777
Securities Available for Sale	229,750	218,066
Loans Held for Sale	226	77
Loans (net)	869,364	729,743
Other Real Estate Owned	12,208	13,524
Other Assets	29,063	30,012
Goodwill and Other Intangibles	36,829	31,996
TOTAL ASSETS	1,252,824	1,100,179

LIABILITIES & EQUITY
Deposits	1,075,243	924,023
Fed Funds/Repurchase Agreements	15,580	11,319
Other Borrowings	11,722	13,800
Other Liabilities	4,497	4,097
TOTAL LIABILITIES	1,107,042	953,239
Preferred Stockholders’ Equity	-	11,955
Common Stockholders’ Equity	145,782	134,985
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	1,252,824	1,100,179

TOTAL BOOK VALUE PER COMMON SHARE	17.90	16.79
Tangible Book Value per Common Share	13.38	12.81

Non-Accrual Loans	12,712	16,641
Loans 90 Days Past Due and Still Accruing	1,266	8,478